EXHIBIT 99.1

DAVE PERKINS NAMED CEO, MOLSON CANADA

BREWER PICKS 28-YEAR MOLSON VETERAN

TO LEAD CANADIAN BUSINESS

DENVER AND MONTREAL (June 2, 2009) — Global brewer Molson Coors has named one of its senior executives and a 28-year Molson veteran to the top post at Molson in Canada.  Dave Perkins, 55, assumes the role of President and Chief Executive Officer, Molson Canada effective June 5, 2009. He previously held the dual role of president of Molson USA and president of market development for Molson, Inc. in North America.  Most recently, Perkins was president of Molson Coors’ Global Brand and Market Development organization.

“In addition to his many years of senior leadership experience in the brewing industry, Dave brings extensive brand-building expertise in Canada, the U.S. and global markets to this position,” according to Peter Swinburn, CEO, Molson Coors Brewing Company. “As a long-time champion of Molson brands with a deep understanding of the Molson brand portfolio and Canadian markets, Dave’s transition will be quick and seamless.”

“Leading Molson in Canada is a once-in-a-lifetime opportunity, and I look forward to the chance to work with the best people in beer to continue building the best brands in the business,” said Perkins.  “We have a great heritage, great brands, and there are a lot of beer drinkers in the world who haven’t tasted a Molson yet.  I think we can win them over.”

As a member of the Molson Coors executive team, Perkins will continue to head-up the company’s strategy organization in Denver and chair the company’s Brand & Innovation Council, which sets marketing strategy for the enterprise.

Kevin Boyce, who served as CEO for the past 4 years, is stepping down to pursue other opportunities. During his tenure, Molson achieved a number of significant milestones, including the opening of a new brewery in Moncton, successful conclusion of a joint venture agreement to market Modelo brands across all of Canada, and the growth of Molson’s super premium portfolio through the acquisition of Creemore Springs brewery and the extension of the Rickard’s brand.

“We appreciate Kevin’s leadership and his contributions to making Molson one of the strongest and most popular brands in the Canadian market,” said Swinburn.

About Molson Coors Brewing Company:
Molson Coors Brewing Company is one of the world’s largest brewers. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian,

Molson Dry, Carling, Coors, and Keystone Light in the US, Canada, the UK and more than 30 countries in North America, Europe and Asia.  In the US, Molson Coors shares ownership in the market’s second-largest brewing company, MillerCoors, through a joint venture. For more information, visit the company’s Web site, www.molsoncoors.com.

Media Contacts:
Marieke Tremblay	Ferg Devins
Molson	Molson
(514) 590-7212	(416) 427-0716
marieke.tremblay@molson.com	Fergie.devins@molson.com